EXHIBIT 10.36



                                 PROMISSORY NOTE
$500,000.00                                                 Plantation, Florida
                                                            March 31, 2000

FOR VALUE RECEIVED, the undersigned Imaging Diagnostic Systems, Inc. a Florida corporation ("Debtor"). Promises to pay to the order of Charlton Avenue LLC or its successors or assigns ("Lender"), on or before July 31, 2000 ("Maturity Date") at Charlton Avenue, LLC c/o Citco Trustees (Cayman) Limited, P.O. Box 31106 SMB, Grand Cayman Island, British West Indies, or at such other place as the Lender may designate from time to time in writing to the Debtor, in lawful money of the United states of America, the principal sum of Five Hundred Thousand Dollars ($500,000.00), together with interest on the unpaid principal balance of this Note from the date hereof until paid at twelve percent (12%) per annum. Interest shall be computed on the basis of a 360-day year.

The delay or failure to exercise any right hereunder shall not waive such right. The undersigned hereby waves demand, presentment, protest notice of dishonor or nonpayment, notice of protest, any and all delays or lack of diligence in collection hereof and assents to each and every extension or postponement of the time of payment or other indulgence. .

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida. Exclusive jurisdiction relating to this Note shall vest in courts located in Florida.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Note the date and year first above written.


                                         IMAGING DIAGNOSTIC SYSTEMS, INC.



                                         By    /s/ Linda B. Grable
                                            -------------------------------
                                               Linda B. Grable, President
ATTEST:




By     /s/ Allan L. Schwartz
    --------------------------------
       Allan L. Schwartz, Secretary